Exhibit 25

AGREEMENT SUPPLEMENTAL TO CREDIT FACILITY AGREEMENT

THIS AGREEMENT (this “Agreement”), made as of January 27, 2003 is a Supplement to the Credit Facility Agreement (the “Credit Facility Agreement”), dated as of September 11, 2001 among MICROLOG CORPORATION, a Virginia corporation (“Parent”), MICROLOG CORPORATION OF MARYLAND, a Maryland corporation (“Subsidiary”) and TFX EQUITIES INCORPORTED, a Delaware corporation (“Lender”). (Parent and Subsidiary are sometimes referred to herein collectively as “Borrowers” and individually as a “Borrower.”)

Terms used in this Agreement with capital initial letters and not defined herein have the meanings specified therefor in the Credit Facility Agreement.

BACKGROUND

A. Pursuant to the Credit Facility Agreement, the Borrowers have issued to Lender ten (10) Convertible Subordinated Notes of the Borrowers, each in the principal amount of seventy-five thousand dollars ($75,000), having a Maturity Date (as defined therein) of September 11, 2003 and dated, respectively, the following Issue Dates: September 25, 2001, September 25, 2001, September 25, 2001, September 25, 2001, September 25, 2001, September 25, 2001, November 7, 2001, November 19, 2001, December 4, 2001 and December 4, 2001 (the “Outstanding Notes”).

B. The purpose of this Agreement is to provide for an extension of the Maturity Date of the Outstanding Notes to November 1, 2003 by exchanging the Outstanding Notes for the Exchange Notes (defined in Section 1) which will bear such an extended Maturity Date.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby agree as follows:

1. Exchange of Notes. Upon the execution and delivery of this Agreement, Lender will surrender to Borrowers, and Borrowers will issue and deliver to Lender in exchange therefor, ten (10) Convertible Subordinated Notes of Borrowers (the “Exchange Notes”), each duly authorized, executed and issued by the Borrowers in substantially the form of Exhibit A, bearing as the Issue Date thereof the Issue Date of the Outstanding Note in respect of which such Exchange Note is issued in exchange.

2. Exchange Notes Issued Pursuant to the Credit Facility Agreement. The Exchange Notes will be deemed to have been issued pursuant to the Credit Facility Agreement, as supplemented by this Agreement, and the Holder of any Exchange Notes, as such Holder, will be entitled to all of the benefits provided for in the Credit Facility Agreement with respect to such Exchange Notes and any Restricted Shares acquired by the Holder upon exercise of the conversion rights provided for in such Exchange Notes. After the issue of the Exchange Notes pursuant to this Agreement, the term “Notes” in the Credit Facility Agreement shall be deemed to refer to the Exchange Notes.

3. Notices. All notices and other communications in connection herewith shall be in writing and shall be deemed to have been duly given if delivered (by physical delivery or by telefax or any other electronic means) to a party at the following address or to such other address as such party may hereafter specify by notice to the others:

If to Lender, to:

TFX Equities Incorporated

630 W. Germantown Pike, Suite 450

Plymouth Meeting, PA 19462

Attention: President

Fax: (610) 834-1029

If to the Borrowers or either Borrower, to:

Microlog Corporation

20270 Goldenrod Lane

Germantown, MD 20876

Attention: President

Fax: (301) 916-2475

4. Certain Principles of Construction.

The following principles of construction will apply to this Agreement:

(a) Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section,” or “Exhibit” refers to a Section of, or an Exhibit to, this Agreement.

(b) The word “including” means “including without limitation.”

5. General.

5.1 Parties in Interest. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

5.2 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understandings between or among any of the parties hereto relating to the subject matter hereof.

5.3 Governing Law. This Agreement will be governed by the substantive laws of the Commonwealth of Pennsylvania without regard to the choice of law provisions of such laws.

5.4 Amendment and Modification. No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party or parties to be charged thereunder.

5.5 Headings and Titles. The headings and titles of Articles, Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing the text hereof.

5.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Parent: MICROLOG CORPORATION

By:	/s/ JOHN C. MEARS
Name	John C. Mears
Title:	President & Chief Executive Officer

Subsidiary: MICROLOG CORPORATION OF MARYLAND

By:	/s/ JOHN C. MEARS
Name	John C. Mears
Title:	President & Chief Executive Officer

Lender: TFX EQUITIES INCORPORATED

By:	/s/ JOHN J. SICKLER
Name	John J. Sickler
Title:	Vice Chairman